                                  EXHIBIT 12.1
                      RECKSON OPERATING PARTNERSHIP, L. P.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                                       AND
            RATIOS OF EARNINGS TO FIXED CHARGES, PREFERRED DIVIDENDS
                          AND PREFERRED DISTRIBUTIONS


      The following table sets forth the Operating Partnership's consolidated ratios of earnings to fixed charges for the years ended December 31:

        2005                    2004                  2003                   2002                   2001
---------------------     -----------------    -------------------     -----------------      ------------------
       2.03x                   1.57x                 1.43x                  1.65x                   2.12x



         The following table sets forth the Operating Partnership's consolidated ratios of earnings to fixed charges and preferred distributions for the years ended December 31:


       2005                     2004                  2003                   2002                   2001
-------------------       -----------------    -------------------     -----------------      ------------------
      2.03x                    1.25x                 1.15x                  1.33x                   1.67x



      The above ratios were calculated in accordance with Item 503 of Regulation S-K. As a result, all years prior to 2005 have been restated to exclude income from discontinued operations and, for years 2002 and 2001, include certain costs associated with losses from extinguishment of debt in accordance with FASB Statement No. 145 which was adopted by the Operating Partnership on January 1, 2003. These costs were previously reported as extraordinary losses and excluded from prior reported ratios.